FILED PURSUANT TO RULE 424(b)(1) REGISTRATION 333-116608


PROSPECTUS

                            ALANCO TECHNOLOGIES, INC.
                    4,570,258 Shares of Class A Common Stock

THE SHARES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGE 5 FOR INFORMATION THAT YOU SHOULD CONSIDER.

This prospectus is being used in connection with offerings from time to time by some of our stockholders. We issued the shares offered in this prospectus to the selling stockholders in connection with private placement financings completed in 2003, the establishment and extension of a line of credit agreement, and the grant of common shares in exchange for cancellation of put options. We expect that sales of shares of Class A Common Stock under this prospectus will be made

     o   in broker's transactions;

     o   in transactions directly with market makers; or

     o   in privately negotiated sales or otherwise.

The selling stockholders will determine when they will sell their shares, and in all cases they will sell their shares at the current market price or at negotiated prices at the time of the sale. We will pay the expenses incurred to register the shares for resale, but the selling stockholders will pay any underwriting discounts, concessions, or brokerage commissions associated with the sale of their shares of Class A Common Stock. The selling stockholders and the brokers and dealers that they utilize may be deemed to be "underwriters" within the meaning of the securities laws, and any commissions received and any profits realized by them on the sale of shares may be considered to be underwriting compensation. See "Plan of Distribution."

The selling stockholders beneficially own all 4,570,258 shares of Class A Common Stock. We will not receive any part of the proceeds from the sale of the shares. The registration of the shares on behalf of the selling stockholders, however, does not necessarily mean that any of the selling stockholders will offer or sell their shares under this registration statement, or at any time in the near future.

Our Class A Common Stock is listed on the NASDAQ SmallCap Market, or NASDAQ, under the symbol "ALAN." On June 9, 2004, the last sale price of our Class A Common Stock on NASDAQ was $1.23 per share.

You should read this prospectus and any prospectus supplements carefully before deciding to invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

              The date of this prospectus is August 2, 2004.


                                TABLE OF CONTENTS

                                                                         Page



Summary                                                                     3

Risk Factors                                                                3

Safe Harbor Statements Under the Private Securities
   Litigation Reform Act of 1995                                            7

Issuance of Securities to Selling Stockholders                              7

Use of Proceeds                                                             8

Plan of Distribution                                                        8

Selling Stockholders                                                       10

Description of Securities                                                  15

Legal Matters                                                              19

Experts                                                                    19

Where You Can Find More Information                                        19

Information Incorporated by Reference                                      19


                                    SUMMARY

         The following summary does not contain all of the information that may be important to purchasers of our Class A Common Stock. Prospective purchasers of Class A Common Stock should carefully review the detailed information and financial statements, including notes thereto, appearing elsewhere in or incorporated by reference into this prospectus.

                                 The Company

Our company, Alanco Technologies, Inc., together with our subsidiaries, is a provider of advanced information technology solutions. Our operations at the end of fiscal 2003 (June 30, 2003) were diversified into two reporting business segments including: (i) design, production, marketing and distribution of RFID tracking technology, and (ii) manufacturing, marketing and distribution of data storage products.

Effective June, 2002, we acquired radio frequency identification (RFID) tracking technology through the acquisition of the operations of Technology Systems International, Inc., a Nevada corporation. We continue to participate in the data storage market through two wholly-owned subsidiaries: Arraid, Inc., a manufacturer of proprietary storage products to upgrade older "legacy" computer systems; and Excel/Meridian Data, Inc., a manufacturer of network attached storage systems for mid-range organizations.

Our principal executive offices are located at 15575 North 83rd Way, Suite 3, Scottsdale, AZ 85260, and our telephone number is (480) 607-1010.

                                 The Offering

Securities offered by the
  Selling Shareholders...........  4,570,258 shares of Class A Common Stock

Class A Common Stock
  currently outstanding..........  22,966,399 shares (1)

Use of proceeds..................  We will not receive  any of the  proceeds of sales of Class A Common Stock by the Selling
                                   Shareholders.  We may,  however, receive
                                   proceeds from the exercise of certain rights
                                   held by some of the  Selling  Shareholders
                                   under  stock  options  or warrants to
                                   purchase  Class A Common Stock from us if
                                   that is the origin of shares sold by those
                                   Selling Shareholders.

Risk Factors.....................  Prospective  purchasers should carefully consider the factors discussed under "Risk
                                   Factors."

NASDAQ symbol....................  ALAN


 (1) Excludes (i) 8,459,000 shares of Class A Common Stock reserved for issuance upon exercise of stock options outstanding as of June 9, 2004;
         (ii) 423,000 shares reserved for issuance upon the exercise of stock options that may be granted in the future under our stock option plans;
         (iii) 6,420,836 shares reserved for issuance upon exercise of outstanding warrants; (iv) 7,430,508 shares reserved for issuance upon conversion of the Series A Convertible Preferred Stock; and (v) 781,807 shares reserved for issuance upon conversion of the Series B Convertible Preferred Stock.

                                  RISK FACTORS


An investment in Alanco involves a high degree of risk. In addition to the other information included in this prospectus, you should carefully consider the following risk factors in determining whether or not to purchase the shares of Class A Common Stock offered under this prospectus. These matters should be considered in conjunction with the other information included or incorporated by reference in this prospectus. This prospectus contains statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements appear in a number of places in this prospectus and include statements regarding the intent, belief or current expectations of our management, directors or officers primarily with respect to our future operating performance. Prospective purchasers of our securities are cautioned that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of various factors. The accompanying information contained in this prospectus, including the information set out below, identifies important factors that could cause such differences. See "Safe Harbor Statements Under the Private Securities Litigation Reform Act of 1995."

TSI acquisition. We acquired the business and assets of Technology Systems International, Inc. ("TSI") effective June 2002, creating the Company's RFID Technology segment. The following risks are relevant with respect to the acquisition:

         We are projecting significant revenue growth from sales of the TSI PRISM tracking system in the corrections market. We do not have experience in the corrections market, and there is no certainty that we will be able to capture the required market share for TSI to achieve its anticipated financial success. The TSI PRISM system is currently being marketed to the corrections market as an inmate management tool and officer safety system. Although there are other officer monitoring systems being marketed to the corrections industry, the TSI PRISM system is currently the only system, to the best of our knowledge, that is able to continuously (every two seconds) monitor the location of both officers and prisoners, both inside and outside of buildings. There is no certainty that the corrections industry will adopt this technology broadly enough for us to reach our marketing projections.

         We purchase sub-components for the TSI PRISM system technology from a limited number of subcontractors that have the required technology to produce the sub-components in the quantities required. We cannot be assured that required sub-components will be available in the quantities and at the prices and terms anticipated.

         Our TSI PRISM technology is reliant on key personnel who developed and understand the technology. The loss of the services of those key technology personnel could have an adverse effect on the business, operating results and financial condition of our company.

         See Legal Matters for a discussion of a legal suit filed in connection with our acquisition of the operations of TSI.

We are subject to the budget constraints of the governmental agencies purchasing TSI PRISM systems, which could result in a significant decrease in our anticipated revenues. We cannot assure you that such governmental agencies will have the necessary revenue to purchase the systems even though they may want to do so. The funds available to governmental agencies are subject to various economic and political influences. Even though the TSI PRISM system may be recommended for purchase by corrections facility managers, the governmental agency responsible for the facility may not have sufficient budget resources to purchase the system. As of the date of this filing, the Company has no current TSI PRISM sales backlog as defined by unfulfilled signed contracts.

General economic conditions. Recent unfavorable economic conditions and reduced information technology spending by our customers have adversely affected our business in recent quarters. If the economic conditions worsen, or continue at their present level indefinitely, we may experience a material adverse impact on our business, operating results, and financial condition. Our data storage product division sells systems designed to upgrade and enhance older Legacy computer systems as well as network attached storage systems to mid-sized network users. The recent economic conditions have resulted in reduced spending by our customers for technology in general, including the data storage systems sold by us. We have reduced overhead to assist in offsetting our reduced sales volume; however, no assurance can be given that the current economic conditions will not worsen further exacerbating the sales slowdown. The TSI PRISM system sales are less dependent upon current economic conditions as most of the system purchasers are governmental agencies. However, the current economic conditions do have an impact on governmental budgets, thereby potentially impacting our sales. See the previous section discussing the budget constraints of our governmental purchasers.

Acts of domestic terrorism and war have impacted general economic conditions and may impact the industry and our ability to operate profitably. On September 11, 2001, acts of terrorism occurred in New York City and Washington, D.C. On October 7, 2001, the United States launched military attacks on Afghanistan, and in 2003 launched military attacks on Iraq with ongoing operations in both areas. As a result of those terrorist acts and acts of war, there has been a disruption in general economic activity. The demand for our data storage products and services have declined as layoffs in industries affect the economy as a whole. There may be other consequences resulting from those acts of terrorism, and any others which may occur in the future, including civil disturbance, war, riot, epidemics, public demonstration, explosion, freight embargoes, governmental action, governmental delay, restraint or inaction, quarantine restrictions, unavailability of capital, equipment, personnel, which we may not be able to anticipate. These terrorist acts and acts of war may continue to cause a slowing of the economy, and in turn, reduce the demand of our data storage products and services, which would harm our ability to make a profit. Also, as federal dollars are redirected to military efforts, they may not be available for the purchase of new federal prison monitoring systems. We are unable to predict the long-term impact, if any, of these incidents or of any acts of war or terrorism in the United States or worldwide on the U.S. economy, on us or on the price of our stock.

Future capital and liquidity needs; Uncertainty of proceeds and additional financing. The Company incurred significant losses during fiscal year 2003 and has experienced significant losses in prior years. Although management cannot assure that future operations will be profitable or that additional debt and/or equity capital will be raised, we believe that, based on our fiscal 2004 operating plan, cash flow will be adequate to meet our anticipated future requirements for working capital expenditures, scheduled lease payments and scheduled payments of interest on our indebtedness. We will need to materially reduce expenses, or raise additional funds through public or private debt or equity financing, or both, if the revenue and cash flow elements of our 2004 operating plan are not met. If additional funds are raised through the issuance of equity securities, the percentage ownership of the then current shareholders of the company will be reduced, and such equity securities may have rights, preferences or privileges senior to those of the holders of Class A Common Stock. If we need to seek additional financing to meet working capital requirements, there can be no assurance that additional financing will be available on terms acceptable to us, or at all. If adequate funds are not available or are not available on acceptable terms, our business, operating results, financial condition and ability to continue operations will be materially adversely affected.

Recent losses; Fluctuations in operating results. We had a consolidated loss from operations of $2,601,800 for the fiscal year ending June 30, 2003, and a consolidated loss from operations of $6,011,200 for the fiscal year ending June 30, 2002. In addition, our quarterly operating results have fluctuated significantly in the past and could fluctuate significantly in the future. We anticipate that our future financial performance will be significantly impacted by our acquisition of the TSI RFID technology effective June 1, 2002. As a result, our past quarterly operating results should not be used to predict future performance.

Intellectual property. Our primary business strategy is to develop the TSI business opportunity. The long-term success of this strategy depends in part upon the TSI intellectual property acquired. Third parties may hold United States or foreign patents which may be asserted in the future against the TSI technology, and there is no assurance that any license that might be required under such patents could be obtained on commercially reasonable terms, or otherwise. Our competitors may also independently develop technologies that are substantially equivalent or superior to our technology. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the United States.

Despite our efforts to safeguard and maintain our proprietary rights both in the United States and abroad, there can be no assurance that we will be successful in doing so or that the steps taken by us in this regard will be adequate to deter infringement, misuse, misappropriation or independent third-party development of our technology or intellectual property rights or to prevent an unauthorized third party from copying or otherwise obtaining and using our products or technology. Litigation may also become necessary to defend or enforce our proprietary rights. Any of such events could have a material adverse effect on our business, operating results and financial condition.

Dependence on key personnel. Our performance is substantially dependent on the services and performance of our executive officers and key employees. The loss of the services of any of our executive officers or key employees could have a material adverse effect on our business, operating results and financial condition. Our future success will depend on our ability to attract, integrate, motivate and retain qualified technical, sales, operations and managerial personnel. None of our executive officers are bound by an employment agreement or covered by key-man insurance.

Competition. Although early in the market development cycle, the TSI PRISM business/technology has no current, identified direct competitors. However, it can be expected that if, and to the extent that, the demand for the TSI technology increases, the number of competitors will likely increase. Increasing competition could adversely affect the amount of new business we are able to attract, the rates we are able to charge for our services and/or products, or both.

Relative to our data storage businesses, we operate in a very competitive environment, competing against numerous other companies, many of whom have greater financial resources and market position than we do.

Possible exercise and issuance of options and warrants may dilute interest of shareholders. As of the date of this prospectus, options to purchase 8,459,000 shares of our Class A Common Stock were outstanding, and the weighted average exercise price of such options was $0.86. Additionally, warrants to purchase 6,420,836 shares of our Class A Common Stock were outstanding, and the weighted average exercise price of such warrants was $1.01. To the extent that any stock options currently outstanding or granted in the future are exercised, dilution to the interests of our shareholders may occur.

NASDAQ Listing. Our Class A Common Stock currently trades on the NASDAQ SmallCap Market under the symbol "ALAN." However, there can be no assurance that an active trading market in our Class A Common Stock will be available at any particular future time.

On January 16, 2004, we received notification from NASDAQ that the bid price of the Company's Common Stock had closed below the minimum $1.00 per share requirement for the previous 30 consecutive business days. NASDAQ gave the Company until July 14, 2004, to regain compliance with the minimum closing bid price of $1.00. However, on May 19, 2004, we received notification from NASDAQ that our stock had demonstrated a closing bid price of at least $1.00 per share for at least ten consecutive trading days and was therefore determined to have regained compliance with all of NASDAQ's listing requirements.

While realizing the importance of our NASDAQ listing and the effect its loss could have on the price and liquidity of our Common Stock, we received approval from our Shareholders at our Annual Meeting of Shareholders held on December 22, 2003, for a proposal authorizing a reverse split to be effected only if necessary to maintain our NASDAQ listing. This authorization, which remains in effect until December 31, 2006, will allow our Board of Directors to effect up to a one for ten reverse split if it becomes necessary to maintain our NASDAQ listing.

Payment of dividends. We do not anticipate that we will pay cash dividends on our Class A Common Stock in the foreseeable future. The payment of dividends by us will depend on our earnings, financial condition, and such other factors, as our Board of Directors may consider relevant. We currently plan to retain earnings to provide for the development of our business.

Our articles of incorporation and Arizona law may have the effect of making it more expensive or more difficult for a third party to acquire, or to acquire control, of us. Our articles of incorporation make it possible for our Board of Directors to issue preferred stock with voting or other rights that could impede the success of any attempt to change control of us. Arizona law prohibits a publicly held Arizona corporation from engaging in certain business combinations with certain persons, who acquire our securities with the intent of engaging in a business combination, unless the proposed transaction is approved in a prescribed manner. This provision has the effect of discouraging transactions not approved by our Board of Directors as required by the statute which may discourage third parties from attempting to acquire us or to acquire control of us even if the attempt would result in a premium over market price for the shares of common stock held by our stockholders.

Certain provisions in our shareholder rights plan may discourage a takeover attempt. We have implemented a shareholder rights plan which could make an unsolicited takeover of our company more difficult. As a result, shareholders holding a controlling block of shares may be deprived of the opportunity to sell their shares to potential acquirers at a premium over prevailing market prices. This potential inability to obtain a premium could reduce the market price of our common stock.

The market price of our Class A Common Stock may fluctuate significantly in response to a number of factors, some of which are beyond our control. These factors include:

     o   progress of our products through development and marketing;

     o announcements of technological innovations or new products by us or our competitors;

     o government regulatory action affecting our products or competitors' products in both the United States and foreign countries;

     o   developments or disputes concerning patent or proprietary rights;

     o   actual or anticipated fluctuations in our operating results;

     o   the loss of key management or technical personnel;

     o   the loss of major customers or suppliers;

     o   the outcome of any future litigation;

     o   changes in our financial estimates by securities analysts;

     o general market conditions for emerging growth and technology companies;

     o   broad market fluctuations;

     o   recovery from natural disasters; and

     o   economic conditions in the United States or abroad.

Future sales of our Class A Common Stock in the public market could adversely affect our stock price and our ability to raise funds in new equity offerings. We cannot predict the effect, if any, that future sales of shares of our common stock or the availability for future sale of shares of our common stock or securities convertible into or exercisable for our common stock will have on the market price of our common stock prevailing from time to time. For example, the availability of the shares covered by this S-3 registration statement for sale, or of common stock by our existing stockholders under Rule 144, or the perception that such sales could occur, could adversely affect prevailing market prices for our common stock and could materially impair our future ability to raise capital through an offering of equity securities.

                      SAFE HARBOR STATEMENTS UNDER THE PRIVATE
                      SECURITIES LITIGATION REFORM ACT OF 1995

This prospectus includes "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. The safe harbor provisions of the Securities Exchange Act of 1934 and the Securities Act of 1933 apply to forward-looking statements made by us. These statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should" or "anticipates" or the negatives or variations of these terms, and other comparable terminology. In addition, any statements discussing strategy that involve risks and uncertainties are forward-looking.

Forward-looking statements involve risks and uncertainties, including those risks and uncertainties identified in the section of this prospectus beginning on page 5 titled "Risk Factors" and those risks and uncertainties identified elsewhere in, or incorporated by reference into, this prospectus. Due to these risks and uncertainties, the actual results that we achieve may differ materially from these forward-looking statements. These forward-looking statements are based on current expectations. In preparing this prospectus, we have made a number of assumptions and projections about the future of our business. These assumptions and projections could be wrong for several reasons including, but not limited to, those factors identified in the "Risk Factors" section.

You are urged to carefully review and consider the various disclosures that we make in this prospectus, any subsequent prospectus supplements and in our other reports filed with the SEC. These disclosures attempt to advise interested parties of the risk factors that may affect our business.

               ISSUANCE OF SECURITIES TO SELLING SHAREHOLDERS

The Class A common stock subject to this prospectus was issued by us to the selling shareholders pursuant to a number of separate transactions. We agreed in each of these transactions to file a registration statement, of which this prospectus is a part, to register the resale of the securities issued by us in these transactions. All of the shares of Class A common stock covered by this prospectus were "restricted securities" under the Securities Act prior to this registration. The transactions under which the securities were issued are described in the following paragraphs.

The first transaction involves the issuance by us of Class A common stock and warrants to purchase additional shares of Class A common stock to private investors in April, 2004. The investors are Vertical Ventures, LLC, Iroquois Capital, LP, Omicron Master Trust, and Cranshire Capital, LP. A total of 1,380,000 shares of common stock were issued in exchange for $2,070,000, or $1.50 per share. In addition, warrants to purchase 700,000 shares of our common stock at an exercise price of $1.60 per share and warrants to purchase 700,000 shares of our common stock at an exercise price of $2.00 were issued by us to the investors. This prospectus includes a total of 2,780,000 shares of Class A Common Stock issued in connection with this private investment, including the shares of common stock underlying the warrants.

The second transaction involves the issuance of shares of Class A Common Stock to EMS Technologies, Inc. ("EMS"), an entity that had, since 1998, assisted in the development and production of the TSI PRISM system. The shares issued to EMS represented payments for previous product purchases (payables), new inventory purchases and tooling purchases from EMS. The EMS Asset Purchase Agreement and

Second Amendment to the Supply and License Agreement dated March 23, 2004 was included as Exhibit 10.1 to the Company's Form 10-QSB for the period ending March 31, 2004, filed with the SEC on May 17, 2004. The total number of shares of our Class A Common Stock issued under the March 23rd agreement was 538,947 shares, including 250,000 shares issued in the conversion of an existing $250,000 note payable, and 288,947 shares issued in exchange for $288,947 of other liabilities. Only the 288,947 shares issued in this transaction are included in this prospectus.

The third transaction involved the issuance by us of Class A common stock, and warrants to purchase additional shares of Class A common stock, to private investors in December of 2001. A total of 1,460,000 shares of common stock were issued in exchange for $912,500. In addition, warrants to purchase 800,000 shares of our common stock at an exercise price of $1.00 per share were issued by us to the investors. Our S-3 Registration Statement effective on December 11, 2002, covered 600,000 shares of Class A common stock purchased by the investors as well as 345,000 shares of Class A common stock underlying the warrants issued to the investors, or a total of 945,000 shares. The remaining shares and warrants issued in this transaction were not included in the prior S-3 Registration Statement at the request of the participating shareholders. This prospectus includes only the remaining 455,000 shares of Class A Common Stock underlying the warrants issued in connection with this private offering which were not previously registered.

The fourth transaction involves the issuance by us of 135,437 Series A Convertible Preferred Stock dividend shares on January 20, 2004. The Series A Convertible Preferred Stock is convertible, at the option of the Holder, into three shares of our Class A Common Stock. This Prospectus includes the 406,311 shares of Class A Common Stock issuable by us upon conversion of these Series A Preferred Stock dividend shares.

The fifth transaction involves the issuance by us of Class A Common Stock, and warrants to purchase additional shares of Class A Common Stock, to accredited investors through a private offering in December of 2002. The offering was comprised of units sold at a price of $1.00 per unit, each unit consisting of two shares of Class A Common Stock and a warrant to purchase one share of Class A Common Stock. A total of 3,000,000 shares of Class A Common Stock were issued in exchange for $1,500,000. In addition, warrants to purchase 1,500,000 shares of our Class A Common Stock at an exercise price of $1.00 per share were issued by us to the investors. Our S-3 Registration Statement effective on August 21, 2003, covered 1,750,000 shares of Class A common stock purchased by the investors as well as 875,000 shares of Class A common stock underlying the warrants issued to the investors, or a total of 2,625,000 shares. This prospectus includes only the remaining 625,000 shares underlying the warrants issued under the private offering which were not previously registered.

The sixth transaction involves the issuance by us of 15,000 shares of Class A Common Stock to Greg M. Oester, President of the Company's wholly owned subsidiary, Technology Systems International, Inc. The Company issued the shares in accordance with an agreement reached with Mr. Oester on May 21, 2004, in exchange for Mr. Oester's surrender of 30,000 previously issued employee stock options. The value of the options surrendered exceeded the value of the shares issued based on a Black-Scholes valuation of the options.

                                USE OF PROCEEDS


All of the shares of Class A Common Stock being offered under this prospectus are offered by the selling shareholders, which term includes their transferees, pledgees or donees or other successors in interest. The proceeds from the sale of the Class A Common Stock are solely for the account of the selling shareholders. Accordingly, we will not receive any proceeds from the sale of Class A Common Stock by the selling shareholders. However, if shares to be sold by the selling shareholders are first to be acquired by them through exercise of warrants to purchase shares of Class A Common Stock as described in the previous section (See "Issuance of Securities to Selling Shareholders"), then we would have received the proceeds required for the exercise of the warrants previously, or contemporaneously to the selling shareholders' sale of such stock. Such proceeds, when and if received, would be utilized by the Company for general working capital.

                              PLAN OF DISTRIBUTION

The shares of Class A Common Stock covered by this prospectus and, if applicable, any prospectus supplements may be offered and sold from time to time in one or more transactions by the selling stockholders, which term includes their transferees, pledgees or donees or other successors in interest. These transactions may involve crosses or block transactions. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The shares of Class A Common Stock may be sold by one or more of the following means of distribution:

     o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     o an exchange distribution in accordance with the rules of the applicable exchange;

     o   privately negotiated transactions;

     o   short sales;

     o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

     o   a combination of any such methods of sale; and

     o   any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.
The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The selling stockholders are subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares by the selling stockholders. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares. In addition, under the securities laws of certain states, the shares of common stock may be sold in these states only through registered or licensed brokers or dealers.

We may suspend the effectiveness of the registration statement and, upon receipt of written notice from us, the selling stockholders shall cease using this prospectus if at any time we determine, in our reasonable judgment and in good faith, that sales of shares of common stock pursuant to the registration statement or this prospectus would require public disclosure by us of material nonpublic information that is not included in the registration statement and that immediate disclosure of such information would be detrimental to us.

If we suspend the effectiveness of the registration statement, we shall use our reasonable best efforts to amend the registration statement and/or amend or supplement the related prospectus if necessary and to take all other actions necessary to allow any proposed sales by the selling stockholders to take place as promptly as possible, subject, however, to our right to delay further sales of shares of common stock until the conditions or circumstances referred to above have ceased to exist or have been disclosed. We agreed with the selling stockholders that our right to delay sales of shares of common stock held by the selling stockholders will not be exercised by us more than twice in any twelve month period and will not exceed 60 days as to any single delay in any twelve month period.

We cannot assure you that the selling stockholders will sell all or any of the common stock offered under the registration statement or any amendment of it.

                              SELLING STOCKHOLDERS

The following table sets forth certain information, received through June 1, 2004, with respect to the number of shares of our Class A Common Stock beneficially owned by each selling stockholder. The information set forth below is based on information provided by or on behalf of the selling stockholders and, with regard to the beneficial holdings of the selling stockholders, is accurate only to the extent beneficial holdings information was disclosed to us by or on behalf of the selling stockholders. The selling stockholders and holders listed in any supplement to this prospectus, and any transferors, pledgees, donees or successors to these persons, may from time to time offer and sell, pursuant to this prospectus and any subsequent prospectus supplement, any and all of these shares.

Except as otherwise described below, no selling stockholder, to our knowledge, held beneficially one percent or more of our outstanding Class A Common Stock as of the date of this prospectus. Because the selling stockholders may offer all, some or none of the shares of our Class A Common Stock listed below, no estimate can be given as to the amount or percentage of our Class A Common Stock that will be held by the selling stockholders upon termination of any of the sales.

Except as indicated below, none of the selling stockholders has held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years other than as a result of the ownership of our securities or the securities of our predecessors. We may amend or supplement this prospectus from time to time to update the disclosure set forth in it.

The shares of Class A Common Stock offered by this prospectus may be offered from time to time by the selling stockholders named below:


                                                                SHARES OF CLASS A COMMON STOCK
                                                                 OFFERED BY THIS PROSPECTUS

                                      SHARES
                                    OF CLASS A                    Shares
               NAMES                  COMMON                    Available     Shares
                AND                   STOCK         Shares of       By       Available
            ADDRESSES OF           BENEFICIALLY      Class A    Conversion      By
            THE SELLING               OWNED           Common        of       Exercise      Total
            STOCKHOLDERS           PRIOR TO THE       Stock     Preferred       Of         Shares
                                   OFFERING (1)     Available     Stock      Warrants
-------------------------------------------------------------------------------------------------------------
EMS Technologies, Inc.  (2)           538,947       288,947           0            0      288,947
660 Engineering Drive
Norcross, GA  30092

Vertical Ventures, LLC  (3)
641 Lexington Avenue, 26th Floor
New York, NY  10022                   540,000       260,000           0      280,000      540,000

Omicron Master Trust  (4)
810 Seventh Avenue, 39th Floor
New York, NY  10019                 1,176,410       460,000           0      460,000      920,000

Iroquois Capital  (5)
641 Lexington Avenue, 26th Floor
New York, NY  10022                   400,000       200,000           0      200,000      400,000

Cranshire Capital, LP  (6)
666 Dundee Road, Suite 1901
Northbrook, IL  60062                 920,000       460,000           0      460,000      920,000

Byron L. Stoeser  (7)
19524 - 230th Avenue N.E.
Woodinville, WA  98072                500,000             0           0       10,000       10,000

Robert R. Kauffman  (8)
15575 N. 83rd Way, Suite 3
Scottsdale, AZ  85260               4,283,968             0      91,968      105,000      196,968

Programmed Land, Inc.  (9)
9414 E. San Salvador Drive
Suite 99
Scottsdale, AZ  85258               1,896,658             0      56,658      400,000      456,658

Anderson Family Trust  (10)
11804 N. Sundown Drive
Scottsdale, AZ  85260               3,513,177             0      70,533      400,000      470,533

Rhino Fund LLLP  (11)
32065 Castle Court, Suite 100
Evergreen, CO  80439                1,350,615             0      45,615       20,000       65,615

John A. Carlson  (12)
15575 N. 83rd Way, Suite 3
Scottsdale, AZ  85260               1,264,021             0       7,377       25,000       32,377

John A. Carlson, IRA
15575 N. 83rd Way, Suite 3
Scottsdale, AZ  85260                  75,875             0       1,875            0        1,875

                                                                SHARES OF CLASS A COMMON STOCK
                                                                  OFFERED BY THIS PROSPECTUS

                                      SHARES
                                    OF CLASS A                    Shares
               NAMES                  COMMON                    Available     Shares
                AND                   STOCK         Shares of       By       Available
            ADDRESSES OF           BENEFICIALLY      Class A    Conversion      By
            THE SELLING               OWNED           Common        of       Exercise      Total
            STOCKHOLDERS           PRIOR TO THE       Stock     Preferred       Of         Shares
                                   OFFERING (1)     Available     Stock      Warrants
-------------------------------------------------------------------------------------------------------------
Harold S. Carpenter  (13)
939 Office Park Road, Suite 120
West Des Moines, IA  50265          1,055,632             0      29,091      100,000      129,091

Heartland Systems Co.  (14)
939 Office Park Road, Suite 120
West Des Moines, IA  50265          1,266,539             0      39,897       20,000       59,897

David P. & Heidi J. Anderson
4620 N. 68th Street #164
Scottsdale, AZ  85251                 237,083             0       7,083            0        7,083

Paul D. Anderson
9715 N. 94th Place #112
Scottsdale, AZ  85258                 237,083             0       7,083            0        7,083

David J. and Julie R. Dickerson
11804 N. Sundown Drive
Scottsdale, AZ  85260                 237,083             0       7,083            0        7,083

James T. Hecker  (15)
32065 Castle Court, Suite 100
Evergreen, CO  80439                  245,047             0         609            0          609

James T. Hecker - IRA
32065 Castle Court, Suite 100
Evergreen, CO  80439                   62,586             0       1,050            0        1,050

Thomas C. LaVoy  (16)
29555 N. 69th Place
Scottsdale, AZ  85262                 326,853             0       5,793            0        5,793

Steven P. & Catherine A. Oman (17)
10446 N. 74th Street, Suite 130
Scottsdale, AZ  85258                 246,842             0       1,842            0        1,842

Lincoln Trust Co.
Custodian FBO Greg M. Oester
11878 N. 114th Way
Scottsdale, AZ  85259                  44,247             0       1,359            0        1,359

Greg M. Oester  (18)
11878 N. 114th Way
Scottsdale, AZ  85259               1,185,344        15,000           0            0       15,000

                                                                SHARES OF CLASS A COMMON STOCK
                                                                  OFFERED BY THIS PROSPECTUS

                                      SHARES
                                    OF CLASS A                    Shares
               NAMES                  COMMON                    Available     Shares
                AND                   STOCK         Shares of       By       Available
            ADDRESSES OF           BENEFICIALLY      Class A    Conversion      By
            THE SELLING               OWNED           Common        of       Exercise      Total
            STOCKHOLDERS           PRIOR TO THE       Stock     Preferred       Of         Shares
                                   OFFERING (1)     Available     Stock      Warrants
-------------------------------------------------------------------------------------------------------------
Thomas E. Burns, III
EBT dtd 8-1-1983
25097 Champlain Road
Laguna Hills, CA  92653                85,674             0       3,126            0        3,126

Thomas E. Burns, III
Revocable Living Trust
Dtd 9-29-1998
25097 Champlain Road                  121,640             0       4,188            0        4,188
Laguna Hills, CA  92653

Gary L. and Virginia L. McDaniel
McDaniel Living Trust  (19)
Dtd 5-1-1991
2100 Lookout Point Circle             724,481             0      24,081            0       24,081
Las Vegas, NV  89117

                                                 -------------------------------------------------
TOTALS                                            1,683,947     406,311    2,480,000    4,570,258
                                                 =================================================

---------------------------------

(1) The number of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the person has sole or shared voting power or investment power and also any shares which the person has the right to acquire within 60 days of the date set forth in the applicable footnote through the conversion of a security or the exercise of any stock option or other right. Percentage ownership indicated in the footnotes below is based on 22,966,399 shares of our Class A Common Stock outstanding as of June 9, 2004.

(2) EMS Technologies, Inc. ("EMS") is the beneficial owner of 1.77% of the Company's Class A Common Stock. Mr. Don T. Scartz, Executive Vice President and Chief Financial Officer of EMS, and William Jacobs, Vice President and General Counsel of EMS, have voting control and investment discretion of the shares held by EMS. Messrs. Scartz and Jacobs disclaim beneficial ownership of the shares held by EMS. In addition to these shares, EMS also beneficially owns shares of Technology Systems International, Inc. of Nevada (TSIN), a corporation that currently holds 6,000,000 shares of Alanco stock received when Alanco acquired the TSIN operations in June 2002. If TSIN distributes the 6,000,000 shares of Alanco common stock to TSIN shareholders on a proportionate basis, EMS could acquire up to approximately 784,217 shares of Alanco common stock, thereby increasing their percentage of total stock owned to approximately 4.35%.

(3) Vertical Ventures, LLC is the beneficial owner of 1.76% of the Company's Class A Common Stock. Joshua Silverman has voting control and investment decision over securities held by Vertical Ventures, LLC. Mr. Silverman disclaims beneficial ownership of the shares held by Vertical Ventures, LLC.

(4) Omicron Master Trust is the beneficial owner of 3.78% of the Company's Class A Common Stock. Omicron Capital, L.P., a Delaware limited partnership ("Omicron Capital"), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda ("Omicron"), Omicron Capital, Inc., a Delaware corporation ("OCI"), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited ("Winchester") serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. Omicron Capital has delegated authority from the board of directors of Winchester regarding the portfolio management decisions with respect to the shares of common stock owned by Omicron and, as of June 1, 2004, Mr. Olivier H. Morali and Mr. Bruce
         T. Bernstein, officers of OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions of Omicron Capital with respect to the shares of common stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our common stock owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. Omicron and Winchester are not "affiliates" of one another, as that term is used for purposes of the Securities Exchange Act of 1934, as amended, or of any other person named in this prospectus as a selling stockholder. No person or "group" (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC's Regulation 13D-G controls Omicron and Winchester.

(5) Iroquois Capital is the beneficial owner of 1.31% of the Company's Class A Common Stock. Joshua Silverman has voting control and investment decision over securities held by Iroquois Capital. Mr. Silverman disclaims beneficial ownership of the shares held by Iroquois Capital.

(6) Cranshire Capital, LP is the beneficial owner of 2.98% of the Company's Class A Common Stock. Mitchell Kopin, President of Downsview Capital, Inc., the General Partner of Cranshire Capital, LP, has voting control and investment decision over securities held by Cranshire Capital, LP. Mr. Kopin disclaims beneficial ownership of the shares held by Cranshire Capital, LP.

(7) Byron L. Stoeser is the beneficial owner of 1.64% of the Company's Class A Common Stock.

(8) Robert R. Kauffman is the beneficial owner of these shares, as well as the beneficial owner of shares held by his IRA. Mr. Kauffman is the Chief Executive Officer and a director of the Company. Mr. Kauffman has beneficial ownership of 12.98% of the Company. In addition to these shares, Mr. Kauffman also beneficially owns shares of Technology Systems International, Inc. of Nevada (TSIN), a corporation that currently holds 6,000,000 shares of Alanco stock received when Alanco acquired the TSIN operations in June 2002. If TSIN distributes the 6,000,000 shares of Alanco common stock to TSIN shareholders on a proportionate basis, Mr. Kauffman could acquire up to approximately 118,700 shares of Alanco common stock, thereby increasing his percentage of total stock and options owned to approximately 13.34%.

(9) Donald E. and Rebecca E. Anderson have beneficial ownership of all of the outstanding shares of Programmed Land, Inc., and therefore are the beneficial owners of these shares. See footnote 10 below.

(10) Donald E. and Rebecca E Anderson, who have beneficial ownership of all of the outstanding shares of the Anderson Family Trust, have beneficial ownership of 16.77% of the Company. The shares shown include shares owned by Programmed Land, Inc., which are also offered under this prospectus and are beneficially owned by the Andersons. Mr. Anderson is a director of the Company.

(11) The Rhino Fund, LLLP beneficially owns 4.37% of the Company's Class A Common Stock. MacDonald Hawley, president of Rhino Capital, Inc, the fund manager, holds voting and dispositive powers over the shares of the Company's stock owned by The Rhino Fund, LLLP.

(12) John A. Carlson is the beneficial owner of these shares, as well as the beneficial owner of shares held by his IRA, which are also offered under this prospectus. Mr. Carlson is the Chief Financial Officer and a director of the Company. Mr. Carlson has beneficial ownership of 4.26% of the Company.

(13) Harold S. Carpenter is a director of the Company and is the beneficial owner of 3.41% of the Company's Class A Common Stock. Mr. Carpenter is an officer of Heartland Systems Co., whose shares are also offered under this prospectus; however, Mr. Carpenter disclaims beneficial ownership of the Heartland Systems Co. shares.

(14) Heartland Systems Co. is the beneficial owner of 4.11% of the Company's Class A Common Stock. Leanna Hansch, Treasurer, holds voting and dispositive powers over the shares of the Company's stock owned by Heartland Systems Co.

(15) James T. Hecker is the beneficial owner of these shares, as well as the beneficial owner of shares held by his IRA, which are also offered under this prospectus. Mr. Hecker is a director of the Company, and has beneficial ownership of 1.00% of the Company. Mr. Hecker is the treasurer and general counsel for Rhino Capital Incorporated, which controls The Rhino Fund, whose shares are also offered under this prospectus; however, Mr. Hecker disclaims beneficial ownership of The Rhino Fund shares.

(16) Thomas C. LaVoy is a director of the Company and has a beneficial ownership of 1.07% of the Company.

(17) Steven P. Oman is a director of the Company and has a beneficial ownership of 0.81% of the Company.

(18) Greg M. Oester, who is an officer of the Company's wholly owned subsidiary, Technology Systems International, Inc., is the beneficial owner of these shares, as well as the beneficial owner of shares held by his IRA, which are also offered under this prospectus. Mr. Oester has beneficial ownership of 3.90% of the Company. In addition to these shares, Mr. Oester also beneficially owns shares of Technology Systems International, Inc. of Nevada (TSIN), a corporation that currently holds 6,000,000 shares of Alanco stock received when Alanco acquired the TSIN operations in June 2002. If TSIN distributes the 6,000,000 shares of Alanco common stock to TSIN shareholders on a proportionate basis, Mr. Oester could acquire up to approximately 70,000 shares of Alanco common stock, thereby increasing his percentage of total stock and options owned to approximately 4.12%.

(19) Gary and Virginia McDaniel are the beneficial owners of these shares. The McDaniels have beneficial ownership of 2.38% of the Company.

                            DESCRIPTION OF SECURITIES

Our authorized capital consists of 75,000,000 shares of Class A Common Stock, 25,000,000 shares of Class B Common Stock, and 25,000,000 shares of preferred stock. The preferred stock is issuable in series with such designation, preferences, voting rights, privileges, and other restrictions and qualifications as our Board of Directors may establish in accordance with Arizona law. There were 22,966,399 shares of Class A Common Stock outstanding, and no shares of Class B Common Stock issued and outstanding as of June 9, 2004. There were 2,476,836 shares of Series A Convertible Preferred Stock outstanding and 60,139 shares of Series B Convertible Preferred Stock outstanding as of June 9, 2004. There were no other shares of preferred stock outstanding at June 9, 2004. Shares of the Series A Convertible Preferred Stock are convertible into shares of Class A Common Stock at a rate of three shares of Class A Common Stock for every one share of Series A Convertible Preferred Stock. Shares of the Series B Convertible Preferred Stock are convertible into shares of Class A Common Stock at a rate of thirteen shares of Class A Common Stock for every one share of Series B Convertible Preferred Stock. As of June 9, 2004, options to purchase 8,459,000 shares of Class A Common Stock were outstanding, and the weighted average exercise price of such options was $0.86. In addition, as of June 9, 2004, the Company had 6,420,836 warrants to purchase Class A Common Stock outstanding, and the weighted average exercise price of such warrants was $1.01. Our Class A Common Stock is traded on the NASDAQ SmallCap Market under the symbol "ALAN". No other securities of the Company are currently traded on any market.

Common Stock

Holders of shares of our Class A Common Stock are entitled to one vote per share on all matters to be voted on by our shareholders. Holders of shares of Class B Common Stock are entitled to one-one hundredth of one vote per share of Class B Common Stock on all matters to be voted on by our shareholders. Our Class A Common Stock and our Class B Common Stock have cumulative voting rights with respect to the election of directors. Our bylaws require that only a majority of the issued and outstanding voting shares of common stock need be represented to constitute a quorum and to transact business at a shareholders' meeting.

Subject to the dividend rights of the holders of preferred stock, if applicable, holders of shares of common stock are entitled to share, on a ratable basis, such dividends as may be declared by the Board of Directors out of funds legally available.

Upon our liquidation, dissolution or winding up, after payment of creditors and holders of any of our senior securities, including preferred stock, our assets will be divided pro rata on a per share basis among the holders of the shares of common stock. Our common stock has no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

Our Board of Directors is authorized to issue preferred stock in one or more series and denominations and to fix the rights, preferences, privileges, and restrictions, including dividend, conversion, voting, redemption, liquidation rights or preferences, and the number of shares constituting any series and the designation of such series, without any further vote or action by our shareholders. The issuance of preferred stock may have the effect of delaying, deferring, or preventing a change of control of our company without further action by the shareholders. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock.

Our Board of Directors has previously authorized the issuance of a series of preferred stock referred to as Series B Convertible Preferred Stock. Without the affirmative vote of a majority of the holders of the Series B Preferred Stock, we may not amend, alter or repeal any of the provisions of our articles of incorporation or articles of designation for the Series B Convertible Preferred Stock. We also need the affirmative vote of a majority of the holders of the Series B Convertible Preferred Stock if we want to authorize any reclassification of the Series B Convertible Preferred Stock that would adversely affect the preferences, special rights or privileges or voting power of the Series B Convertible Preferred Stock. We may not create or issue any class of stock ranking prior to the Series B Convertible Preferred Stock as to dividends or distribution of assets, or create or issue any shares of any series of the authorized preferred stock ranking prior to the Series B Convertible Preferred Stock's rights to dividends or distribution on liquidation. The Series B Convertible Preferred Stock shall have voting rights as if converted into Class A Common Stock.

Our Board of Directors has also authorized the issuance of a series of preferred stock referred to as Series A Convertible Preferred Stock. Without the affirmative vote of a majority of the holders of the Series A Preferred Stock, we may not amend, alter or repeal any of the provisions of our articles of incorporation or articles of designation for the Series A Convertible Preferred Stock. We also need the affirmative vote of a majority of the holders of the Series A Convertible Preferred Stock if we want to authorize any reclassification of the Series A Convertible Preferred Stock that would adversely affect the preferences, special rights or privileges or voting power of the Series A Convertible Preferred Stock. We may not create or issue any class of stock ranking prior to the Series A Convertible Preferred Stock (other than the existing Series B Convertible Preferred Stock) as to dividends or distribution of assets, or create or issue any shares of any series of the authorized preferred stock ranking prior to the Series A Convertible Preferred Stock's rights to dividends or distribution on liquidation. The Series A Convertible Preferred Stock shall have voting rights as if converted into Class A Common Stock.

Arizona Corporate Takeover Act and Certain Charter Provisions

We are subject to the provisions of the Arizona Corporate Takeover Act. The Arizona Corporate Takeover Act and certain provisions of our articles of incorporation and bylaws, as summarized in the following paragraphs, may have the effect of discouraging, delaying, or preventing hostile takeovers (including those that might result in a premium over the market price of our common stock), or discouraging, delaying, or preventing changes in control or management of our company.

Arizona Corporate Takeover Act

Article 1 of the Arizona Corporate Takeover Act is intended to restrict "greenmail" attempts by prohibiting us from purchasing any shares of our capital stock from any beneficial owner of more than 5% of the voting power of our company at a per share price in excess of the average market price during the 30 trading days prior to the purchase, unless

     o the 5% owner has beneficially owned the shares to be purchased for a period of at least three years prior to the purchase;

     o a majority of our shareholders (excluding the 5% owner, its affiliates or associates, and any officer or director of our company) approves the purchase; or

     o we make the offer available to all holders of shares of our capital stock.

Article 2 of the Arizona Corporate Takeover Act is intended to discourage the direct or indirect acquisition by any person of beneficial ownership of our shares (other than an acquisition of shares from us) that would constitute a control share acquisition. A "control share acquisition" is defined as an acquisition of shares by any person, when added to other shares of our company beneficially owned by such person, immediately after the acquisition entitles such person to exercise or direct the exercise of

     o   at least 20% but less than 33 1/3%;

     o   at least 33 1/3% but less than or equal to 50%; or

     o   more than 50% of the voting power of our capital stock.

The Arizona Corporate Takeover Act (1) gives our shareholders other than any person that makes or proposes to make a control share acquisition or our company's directors and officers the right to limit the voting power of the shares acquired by the acquiring person that exceed the threshold voting ranges described above, other than in the election of directors, and (2) gives us the right to redeem such shares from the acquiring person at a price equal to their fair market value under certain circumstances.

Article 3 of the Arizona Corporate Takeover Act is intended to discourage us from entering into certain mergers, consolidations, share exchanges, sales or other dispositions of our assets, liquidation or dissolution of our company, reclassification of securities, stock dividends, stock splits, or other distribution of shares, and certain other transactions with any interested shareholder (as defined in the takeover act) or any of the interested shareholder's affiliates for a period of three years after the date that the interested shareholder first acquired the shares of common stock that qualify such person as an interested shareholder, unless either the business combination or the interested shareholder's acquisition of shares is approved by a committee of our Board of Directors (comprised of disinterested directors or other persons) prior to the date on which the interested shareholder first acquired the shares that qualify such person as an interested shareholder. In addition,
Article 3 prohibits us from engaging in any business combination with an interested shareholder or any of the interested shareholder's affiliates after such three-year period unless:

     o the business combination or acquisition of shares by the interested shareholder was approved by our Board of Directors prior to the date on which the interested shareholder acquired the shares that qualified such person as an interested shareholder;

     o   the business combination is approved by our shareholders
         (excluding the interested person or any of its affiliates) at a meeting called after such three-year period; or

     o the business combination satisfies each of certain statutory requirements.

Article 3 defines an "interested shareholder" as any person (other than us and our subsidiaries) that either (a) beneficially owns 10% or more of the voting power of our outstanding shares, or (b) is an affiliate or associate of our company and who, at any time within the three-year period preceding the transaction, was the beneficial owner of 10% or more of the voting power of our outstanding shares.

Certain Charter Provisions

In addition to the provisions of the Arizona Corporate Takeover Act described above, our articles of incorporation and bylaws contain a number of provisions relating to corporate governance and the rights of shareholders. These provisions include the following:

     o the authority of our Board of Directors to fill vacancies on the Board of Directors;

     o the authority of our Board of Directors to issue preferred stock in series with such voting rights and other powers as our Board of Directors may determine;

     o a provision that, unless otherwise prohibited by law, special meetings of the shareholders may be called only by our Board of Directors, or by holders of not fewer than 10% of all shares entitled to vote at the meeting; and

     o a provision for cumulative voting in the election of directors, pursuant to Arizona law.

Shareholder Rights Plan

We have established a shareholder rights plan under which each share of common stock presently outstanding or which is issued hereafter prior to the "distribution date," defined below, is granted one preferred share purchase right, or a right, and each share of Series A or Series B preferred stock presently outstanding or hereafter issued prior to the distribution date, which is convertible into common stock of the Company, is granted such number of rights equal to the number of common shares such preferred stock is convertible in to. Each right entitles the registered holder to purchase from us one one-hundredth (1/100th) of a share of the series C junior participating preferred stock of the Company at a price of $25.00 per 1/100th of a series C preferred share, subject to adjustment in the event of stock dividends and similar events occurring prior to the distribution date. Each 1/100th of a series C preferred share would have voting, dividend and liquidation rights which are the approximate equivalent of one share of Class A common stock.

The rights are not exercisable until the distribution date, which is the earlier to occur of (i) 10 days following the date, or the stock acquisition date, of a public announcement that a person or group, or an acquiring person, has acquired beneficial ownership, of 25% or more of the outstanding common stock of the Company, or (ii) 10 business days, unless extended by our board, following the commencement of a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 25% or more of the outstanding common stock.

Until the distribution date, the rights will be transferred with and only with the common stock or the preferred stock, and the surrender for transfer of any certificate for common stock or preferred stock will also constitute the transfer of the rights associated with the shares represented by such certificate. As soon as practicable following the distribution date, separate certificates evidencing the rights will be mailed to holders of record of the common stock and preferred stock as of the close of business on the distribution date, and the rights will then become separately tradable.

In the event that any person or group becomes the beneficial owner of 25% or more of the outstanding shares of common stock, other than pursuant to a tender or exchange offer for all outstanding shares of common stock at a price and on terms determined by a majority of our board who are not representatives, affiliates or associates of an acquiring person, to be at a price which is fair to our shareholders and otherwise in the best interests of our Company and our shareholders, each holder of a right, other than rights beneficially owned by, or in certain circumstances acquired from, the acquiring person or its associates or affiliates, which will be void, will thereafter have the right to receive upon exercise that number of shares of common stock, or, in certain circumstances, cash, property or other securities of our Company, having a value equal to two times the exercise price of the right. However, the rights are not exercisable following any such event until such time as the rights are no longer redeemable by us as set forth below.

In the event that after the stock acquisition date, (i) we engage in a merger or consolidation in which we are not the surviving corporation or in which shares of our common stock are converted or exchanged, other than a transaction pursuant to a qualifying offer, or (ii) 50% or more of the Company's consolidated assets or earning power are sold or transferred, proper provision will be made so that each holder of a right, other than rights which have previously been voided as set forth above, will thereafter have the right to receive, upon exercise of the right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the right.

At any time after a person or group becomes an acquiring person and prior to the acquisition by such person or group of 50% or more of the outstanding common stock, our board may exchange the rights, other than rights owned by such person or group, which have become void, in whole or in part, at an exchange ratio of one share of common stock, or 1/100th of a series C junior participating preferred share, into a share of a class or series of our preferred stock having equivalent rights, preferences and privileges, per right, subject to adjustment.

At any time until 10 days following the stock acquisition date, our board may redeem the rights in whole, but not in part, at a redemption price of $.001 per right, subject to adjustment.

Prior to the distribution date, the terms of the rights may without the consent of the holders of the rights be amended by our board in any respect whatever, except for an amendment that would change the redemption price, the exercise price of the rights, the number of 1/100ths of a series C preferred share purchasable upon exercise of the rights or the final expiration date of the rights. After the distribution date, our board may amend the rights agreement to cure any ambiguity or inconsistency, to make changes which do not adversely affect the interests of holders of rights, excluding the interest of any acquiring person, or to shorten or lengthen any time period under the rights agreement; provided, however, that no amendment to adjust the time period governing redemption may be made at such time as the rights are not redeemable. The rights will expire on June 30, 2014, unless the rights are earlier redeemed by us as described above.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A Common Stock is Computershare Trust Company, 350 Indiana Street, Suite 800, Golden, Colorado 80401.

                                  LEGAL MATTERS

Certain legal matters with respect to the validity of the issuance of the Class A Common Stock offered hereby will be passed upon by The Law Office of Steven P. Oman, P.C., Scottsdale, Arizona. Said firm, and Steven P. Oman, owned, as of the date of this prospectus, an aggregate of 246,842 shares of our Class A Common Stock on an as-converted basis. Additionally, Steven P. Oman, Esq. is a director of our company and serves as our general counsel.

Lawyers and employees of The Law Office of Steven P. Oman, P.C. and entities controlled by lawyers at The Law Office of Steven P. Oman, P.C. may engage in transactions in the open market or otherwise to purchase or sell our securities from time to time.

The only material litigation that the Company is a party to relates to the acquisition in May 2002 of substantially all of the assets of Technology Systems International, Inc. The action is more fully described below:

On January 30, 2003, a suit was filed by Technology Systems International, Inc., a Nevada corporation ("TSIN") versus the Company, its wholly owned subsidiary, Technology Systems International, Inc., an Arizona corporation ("TSI"), and two of the directors of TSIN, including Robert Kauffman who is also the Chief Executive Officer of the Company. The venue for the action is the Arizona Superior Court in and for Maricopa County, Arizona, as case number CV2003-001937. The complaint sets forth various allegations and seeks equitable remedies and damages arising out of the Company's acquisition of substantially all of the assets of TSIN. As stated in previous periodic reports filed by the Company with the SEC concerning this matter, the Company's management, in consultation with legal counsel, believes the plaintiff's claims are without merit and the Company will aggressively defend the action.

                                    EXPERTS

The consolidated financial statements and related financial statement schedule incorporated in this prospectus by reference from our Annual Report on Form 10-KSB for the fiscal year ended June 30, 2003 have been audited by Semple & Cooper, LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 which was filed with the Securities and Exchange Commission. This prospectus and any subsequent prospectus supplements do not contain all of the information in the registration statement. We have omitted from this prospectus some parts of the registration statement as permitted by the rules and regulations of the SEC. In addition, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any documents that we have filed with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

                      INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to "incorporate by reference" information into this prospectus and any subsequent prospectus supplements, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. This prospectus incorporates by reference documents which are not presented in this prospectus or delivered to you with it. The information incorporated by reference is an important part of this prospectus and any subsequent prospectus supplements. Information that we file subsequently with the SEC, but prior to the termination of this offering, will automatically update this prospectus and any outstanding prospectus supplements and supersede this information. We incorporate by reference the documents listed below and amendments to them. These documents and their amendments were previously filed with the SEC.

The following documents filed by us with the SEC are incorporated by reference in this prospectus:

1. Our annual report on Form 10-KSB for the fiscal year ended June 30, 2003, including our audited consolidated financial statements for the fiscal year ended June 30, 2003 attached thereto, filed with the SEC on September 29, 2003, with an amended filing on September 30, 2003 and an amended filing on July 15, 2004.

2. The description of our Class A Common Stock set forth in our registration statement on Form 10/A filed with the SEC on March 27, 1981, and any subsequent amendment or report filed for the purpose of updating this description.

3. Our Proxy Statement for our Annual Meeting of Shareholders held on December 22, 2003, filed with the SEC on November 7, 2003.

4. Our quarterly report on Form 10-QSB for the quarter ended September 30, 2003, filed with the SEC on November 14, 2003, with an amended filing on November 18, 2003.

5. Our quarterly report on Form 10-QSB for the quarter ended December 31, 2003, filed with the SEC on February 17, 2004.

6. Our quarterly report on Form 10-QSB for the quarter ended March 31, 2004, filed with the SEC on May 17, 2004.

We also are incorporating by reference in this prospectus and any subsequent prospectus supplements all reports and other documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering of common stock. These reports and documents will be incorporated by reference in and considered to be a part of this prospectus and any subsequent prospectus supplements as of the date of filing of such reports and documents.

Upon request, whether written or oral, we will provide without charge to each person to whom a copy of this prospectus is delivered, including any beneficial owner, a copy of any or all of the information that has been or may be incorporated by reference in this prospectus or any prospectus supplements but not delivered with the prospectus or any subsequent prospectus supplements. You should direct any requests for this information to the office of the Secretary, at our principal executive offices, located at 15575 North 83rd Way, Suite 3, Scottsdale, AZ 85260. The telephone number at that address is (480) 607-1010.

Any statement contained in a document which is incorporated by reference in this prospectus or in any subsequent prospectus supplements will be modified or superseded for purposes of this prospectus or any subsequent prospectus supplements to the extent that a statement contained in this prospectus or incorporated by reference in this prospectus or in any prospectus supplements or in any document that we file after the date of this prospectus that also is incorporated by reference in this prospectus or in any subsequent prospectus supplements modifies or supersedes the prior statement. Any modified or superseded statement shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any subsequent prospectus supplements. Subject to the foregoing, all information appearing in this prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference in this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with any other information. The securities offered in this prospectus may only be offered in states where the offer is permitted, and we and the selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the dates on the front of these documents.